                                                                      Exhibit 12
                                                                      ----------


Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)


                                                                           Six months ended June 30,
                                                               ------------------------------------------
(dollars in thousands)                                                    2000                       1999
---------------------------------------------------------------------------------------------------------

Earnings................................................                $4,309                     $4,309
                                                                 =============               ============

Fixed charges...........................................                $    -                     $    -
Preferred securities distributions......................                 4,180                      4,180
                                                                 -------------              -------------

Total combined fixed charges and
   preferred securities distributions...................                $4,180                     $4,180
                                                                ==============              =============

Ratio of earnings to combined fixed charges and
   preferred securities distributions...................                  1.03                       1.03
                                                                ==============             ==============